Exhibit 10.23

Form of Alcoa Corporation Internal Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan

1. Purpose of the Plan.

This Alcoa Corporation Annual Incentive Plan is intended to attract, retain, motivate and reward Participants by providing them with the opportunity to earn annual incentive compensation under the Plan related to the Company’s performance. Incentive compensation granted under the Plan is intended to be qualified as performance-based compensation within the meaning of Section 162(m).

2. Definitions.

For purposes of the Plan, the following terms shall be defined as follows:

(a)	“Alcoa Corporation” means Alcoa Corporation and its successors or assigns.

(b)	“Award” means cash incentive compensation earned under the Plan pursuant to Section 4 of this Plan.

(c)	“Board of Directors” means the Board of Directors of Alcoa Corporation.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.

(e)	“Committee” means the Compensation and Benefits Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan. The Committee shall at all times be comprised solely of two or more outside directors within the meaning of Treasury Regulation Section 1.162-27(e).

(f)	“Company” means Alcoa Corporation and all of its Subsidiaries, collectively.

(g)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h)	“Participant” means, with respect to each Performance Period, each executive officer, within the meaning of Rule 3b-7 of the Exchange Act, of Alcoa Corporation at any time during such period who is designated by the Committee to participate.

(i)	“Performance Measures” means the performance measures set forth in Section 4(b) of this Plan.

(j)	“Performance Period” means a fiscal year of the Company or such shorter period as may be designated by the Committee with respect to an Award.

(k)	“Performance Targets” means performance goals and objectives set in respect of any of the Performance Measures for a Performance Period.

(l)	“Plan” means this Alcoa Corporation Internal Revenue Code 162(m) Compliant Annual Cash Incentive Compensation Plan, as may be amended from time to time.

(m)	“Section 162(m)” means Section 162(m) of the Code.

(n)	“Section 409A” means Section 409A of the Code.

(o)	“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

3. Administration.

(a)	Power and Authority of the Committee. The Plan shall be administered by the Committee which shall have full power and authority:

(i)	to designate each Performance Period;

(ii)	to establish the Performance Targets for each Performance Period and to determine whether and to what extent such Performance Targets have been reached;

(iii)	to determine at any time the cash amount payable with respect to an Award;

(iv)	to prescribe, amend and rescind rules and procedures relating to the Plan;

(v)	subject to the provisions of this Plan and Section 162(m), to delegate to one or more officers of the Company some of its authority under the Plan;

(vi)	to employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;

(vii)	to amend, modify, or cancel any Award, and authorize the exchange, substitution, or replacement of Awards; and

(viii)	to make all determinations, and to formulate such procedures, as may be necessary or advisable in the opinion of the Committee for the administration of the Plan.

(b)	Plan Construction and Interpretation. The Committee shall have full power and authority to construe and interpret the Plan and to correct any defect or omission, or reconcile any inconsistency, in the Plan or any Award.

(c)	Determinations of Committee Final and Binding. All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein. The Committee’s decisions regarding the amount of each Award need not be consistent among Participants.

(d)	Liability of Committee. No member of the Committee (or its delegates) shall be liable for any action or determination made in good faith with respect to the Plan or any Award, and the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Articles of Incorporation or its By-laws, as applicable, in each case as amended and in effect from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers and employees, the Company’s accountants, the Company’s legal counsel or any other person the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in good faith reliance upon any such advice.

4. Awards.

(a)	Performance Targets. No later than 90 days after the beginning of the relevant Performance Period or, if the Performance Period is less than one year, the date on which 25% of the Performance Period elapses, or such earlier or later date as may be required by Section 162(m), the Committee shall (i) designate each Participant for the Performance Period, (ii) establish in writing specific Performance Targets related to the applicable Performance Measures and the incentive amount which may be earned for the Performance Period by each Participant with sufficient specificity to satisfy the requirements of Section 162(m), and (iii) specify the relationship between the Performance Targets and the amount of incentive compensation to be earned by each Participant for the Performance Period. The Committee has the discretion to structure Awards in any manner it deems advisable, including specifying that the Award may become payable in the event of death, disability or a change in ownership or control to the extent permissible under Section 162(m). The Committee may also structure Awards as an allocation of a Section 162(m) cash bonus pool to those Participants who are bonus pool Participants for the applicable Performance Period, which cash bonus pool shall be determined based upon the level of achievement of one or more specific Performance Targets related to the applicable Performance Measures, provided such allocations total no more than 100% of the Section 162(m) pool and provided further that each such allocation satisfies the maximum individual amount limit set forth in Section 4(f).

(b)	Performance Measures. The Performance Measures from which the Committee shall establish Performance Targets shall relate to the achievement of operational goals based on the attainment by the Company, on a consolidated basis, and/or by specified Subsidiaries or divisions or business units of the Company, of specified levels of one or more of the following performance criteria, any one of which, if applicable, may be normalized for fluctuations in currency or the price of aluminum on the London Metal Exchange or established relative to a comparison with other corporations or an external index or indicator, or relative to a comparison with performance in prior periods, as the Committee deems appropriate: (i) earnings, including operating income, earnings before or after taxes, and earnings before or after interest, taxes, depreciation, and amortization; (ii) book value per share; (iii) pre-tax income, after-tax income, income from continuing operations, or after tax operating income; (iv) operating profit or improvements thereto; (v) earnings per common share (basic or diluted) or improvement thereto; (vi) return on assets (net or gross); (vii) return on capital; (viii) return on invested capital; (ix) sales, revenues or returns on sales or revenues or growth in sales, revenues or returns on sales or revenues; (x) share price appreciation; (xi) total shareholder return; (xii) cash flow, operating cash flow, free cash flow, cash flow return on investment (discounted or otherwise), improvements in cash on hand, reduction of debt, improvements in the capital structure of the Company including debt to capital ratios; (xiii) implementation or completion of critical projects or processes; (xiv) economic profit, economic value added or created; (xv) cumulative earnings per share growth; (xvi) achievement of cost reduction goals; (xvii) return on shareholders’ equity; (xviii) total shareholders’ return improvement or relative performance as compared with other selected companies or as compared with Company, Subsidiary, division or business unit history; (xix) reduction of days working capital, working capital or inventory; (xx) operating margin or profit margin or growth thereof; (xxi) cost targets, reductions and savings, productivity and efficiencies; (xxii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction (including improvements in product quality and delivery), employee satisfaction, human resources management including improvements in diversity representation, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures and similar transactions, and budget comparisons; (xxiii) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long-term business goals, formation of joint ventures, research or development collaborations, technology and best practice sharing within the Company, and the completion of other corporate goals or transactions; (xxiv) the achievement of sustainability measures, community engagement measures or environmental, health or safety goals of the Company or the Subsidiary, division or business unit of the Company for or within which the Participant is primarily employed; (xxv) improvement in performance against competition benchmarks approved by the Committee; or (xxvi) improvements in audit and compliance measures.

(c)	Determination of Award. Following the completion of each Performance Period and prior to payment of any Award, the Committee shall certify in writing whether and the extent to which the applicable Performance Targets have been achieved for such Performance Period and the amount of the Award, if any, pursuant to this Section 4, earned by Participants for such Performance Period. In determining the amount of the Award earned by a Participant for a given Performance Period, the Committee shall have the right to eliminate or reduce (but not to increase) the incentive amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

(d)

Adjustments. At the time the Committee determines the terms of the Award in accordance with Section 4(a) herein, the Committee may also specify any inclusion(s) or exclusion(s) for charges related to any event(s) or occurrence(s) which the Committee determines should be included or excluded, as appropriate, for purposes of measuring performance against the applicable Performance Targets, which may include (i) for those occurring within such Performance Period, restructuring, reorganizations, discontinued operations, non-core businesses in continuing operations, acquisitions, dispositions, or any other unusual, infrequently occurring, nonrecurring or non-core items; (ii) the aggregate impact in any Performance Period of accounting changes, in each case as those terms are defined under generally accepted accounting principles and provided in each case that such items are objectively determinable by reference to the Company’s financial statements, notes to the Company’s financial statements and/or management’s discussion and analysis of financial condition and results of operations, appearing in the Company’s Annual Report on Form 10-K for the applicable year; (iii) foreign exchange gains or losses, (iv) amortization of intangible assets, impairments of goodwill and other intangible assets, asset write downs, non–cash interest expense, capital charges, or payments of bonuses or other financial and general and administrative expenses for the Performance Period, (v) environmental or litigation reserve adjustments, litigation or claim judgments or settlements, (vi) any adjustments for other unusual or infrequently occurring items, discrete tax items, strike and/or strike preparation costs, business interruption, curtailments, natural disasters, force majeure events, or (vii) mark to market gains or losses. Any such inclusion(s) or exclusion(s) shall be prescribed in a form that meets the requirements for deductibility under Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances, render previously established Performance Measures or Performance Targets unsuitable, the Committee may, in its discretion, modify such Performance Measures or Performance Targets, in whole or in part, as the Committee deems appropriate and equitable; provided that, unless the Committee determines otherwise, no such action shall be taken if and to the extent it would result in the loss of an otherwise available exemption of the Award under Section 162(m).

(e)	Payment of Awards. Awards shall be paid to the Participant on a date after the end of the Performance Period that is no later than two and one-half months following the end of such Performance Period, unless deferred as described in Section 5 of this Plan. Awards will be paid in cash as determined by the Committee. Payment of Awards may be subject to such vesting, forfeiture, transfer or such other restrictions (or any combination thereof) as the Committee shall specify.

(f)	Maximum Amount. The maximum aggregate incentive amount of any Award that may be earned under the Plan by a Participant for all Performance Periods beginning in any given fiscal year of the Company shall be $9,000,000.

5. Deferral.

Subject to applicable laws, including, without limitation, Section 409A, the Committee may (i) require the mandatory deferral of some or all of an Award on terms established by the Committee or (ii) permit a Participant to elect to defer a portion of an Award in accordance with the terms established under the Alcoa Corporation Deferred Compensation Plan as the same may be amended, or under any successor plan.

6. Effective Date.

The Plan became effective as of the Company’s separation from Alcoa Inc. on [●]

7. Amendment and Termination.

Subject to applicable laws, rules and regulations, the Board of Directors or the Committee may at any time amend, suspend, discontinue or terminate the Plan; provided, however, that no such action shall be effective without approval by the stockholders of Alcoa Corporation to the extent necessary to comply with applicable laws, including to continue to qualify the amounts payable hereunder as performance-based compensation under Section 162(m), or applicable rules of a stock exchange on which Alcoa Corporation’s shares are traded.

8. Miscellaneous.

(a)	Tax Withholding. The Company shall have the right to deduct from all cash payments made to a Participant, or, if deemed necessary by the Company, from wages or other cash compensation paid to the Participant by the Company, any applicable taxes (including social contributions or similar payments) required to be withheld with respect to such payments.

(b)	No Rights to Awards or Employment. This Plan is not a contract between the Company and a Participant. No Participant shall have any claim or right to receive Awards under the Plan. Nothing in the Plan shall confer upon any employee of the Company any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of any of its employees, in accordance with the laws of the applicable jurisdiction, at any time, with or without cause, including, without limitation, any individual who is then a Participant in the Plan.

(c)	Section 409A. The Company intends that the Plan and each Award granted hereunder that is subject to Section 409A shall comply with Section 409A and that the Plan shall be interpreted, operated and administered accordingly. If any provision of the Plan contravenes any regulations or guidance promulgated under Section 409A or could cause any Award to be subject to taxes, interest or penalties under Section 409A, the Board of Directors or the Committee may, in its sole discretion, modify the Plan to (a) comply with, or avoid being subject to, Section 409A, (b) avoid the imposition of taxes, interest and penalties under Section 409A, and/or (c) maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A. Neither the Board of Directors nor the Committee is obligated to modify the Plan and there is no guarantee that any payments will be exempt from interest and penalties under Section 409A. Notwithstanding anything herein to the contrary, in no event shall the Company be liable for the payment of or gross up in connection with any taxes and or penalties owed by the Participant pursuant to Section 409A. Moreover, any discretionary authority that the Board of Directors or the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A to the extent such discretionary authority will contravene Section 409A. Although the Company, the Board of Directors and the Committee may attempt to avoid adverse tax treatment under Section 409A, none of them makes any representation to that effect and each of them expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment.

(d)	Other Compensation. Nothing in this Plan shall preclude or limit the ability of the Company to pay any compensation to a Participant under the Company’s other compensation and benefit plans and programs, including without limitation any equity plan or bonus plan, program or arrangement.

(e)	No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company, Alcoa Corporation, or any Subsidiary as a result of any such action.

(f)	Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any Participant any rights that are greater than those of a general creditor of the Company. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payment in cash, with respect to Awards hereunder.

(g)	Non-Transferability. Except as set forth in Section 8(h) herein, no Participant or beneficiary shall have the power or right to sell, transfer, assign, pledge or otherwise encumber or dispose of the Participant’s interest under the Plan.

(h)	Designation of Beneficiary. Unless otherwise provided by the Committee (or its delegate), a Participant may designate a beneficiary or beneficiaries to receive any payments which may be made following the Participant’s death in accordance with the Company’s policies as in effect from time to time. If a Participant does not designate a beneficiary, or the designated beneficiary or beneficiaries predeceases the Participant, any payments which may be made following the Participant’s death shall be made to the Participant’s estate.

(i)	Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(j)	Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(k)	Clawback. Awards under the Plan (including Awards previously earned by or paid to a Participant) are subject to the Company’s clawback policy (or policies) regarding recoupment of compensation as in effect from time to time, as well as to any clawback requirement imposed under applicable laws, rules, regulations or stock exchange listing standards, including, without limitation, clawback requirements imposed pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Section 304 of the Sarbanes-Oxley Act of 2002, or any regulations promulgated thereunder, or similar requirements under the laws of any other jurisdiction.

(l)	Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with and governed by the laws of the State of Delaware . The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Plan will be exclusively in the courts in the State of Delaware, including the Federal Courts located therein (should Federal jurisdiction exist).